SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d) (2)).

X	Definitive information statement

Academy Funds Trust

(Name of Registrant as Specified in Its Charter)

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ACADEMY FUNDS TRUST

INNOVATOR MCKINLEY INCOME FUND
(formerly, the Innovator Matrix Income® Fund)

325 Chestnut Street, Suite 512

Philadelphia, PA 19106

INFORMATION STATEMENT

This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Academy Funds Trust (the “Trust”) to inform shareholders of the Innovator McKinley Income Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangement.  The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Innovator Management LLC (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”).  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is being mailed on or about August 31, 2015 to shareholders of record of the Fund as of July 31, 2015.

INTRODUCTION

The Manager is the investment manager to each series of the Trust, including the Fund.  The Manager employs a “manager of managers” arrangement in managing the assets of the Trust.  This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisors unaffiliated with the Trust or the Manager (“unaffiliated sub-advisors”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisors, without shareholder approval.  Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment advisor or sub-advisor of the fund.  In order to use the “manager of managers” authority discussed above, the Manager and the Trust requested and received an exemptive order from the SEC on July 9, 2015 (the “SEC Order”).  The SEC Order exempts the Manager and the Trust from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisors and approve new sub-advisory agreements on behalf of the Trust without shareholder approval.  The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors to the Board.

Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held on July 8, 2015 (the “Meeting”), approved a sub-advisory agreement (the “Sub-advisory Agreement”) contingent on the receipt of the SEC Order, between the Manager and McKinley Capital Management, LLC (“McKinley”), under which McKinley would serve as the sub-advisor of the Fund, replacing Trust & Fiduciary Management Services, Inc. (“Trust & Fiduciary”).

The sub-advisory agreement between Trust & Fiduciary and the Manager, on behalf of the Fund, was terminated on July 12, 2015.  The decision to terminate the sub-advisory agreement was based upon certain factors, including but not limited to, the opportunity to pursue a similar investment strategy that also targets reduced portfolio value volatility.

3

The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-advisor, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding McKinley and the Sub-advisory Agreement.

THE INVESTMENT MANAGER

The Manager is located at 325 Chestnut Street, Suite 512, Philadelphia, PA 19106, and is an affiliate of Academy Asset Management LLC (“AAM”) and CliftonLarsonAllen Wealth Advisors, LLC (“CLAWA”).  AAM is the majority owner of the Adviser and CLAWA is the minority owner.  The Manager is registered as an investment advisor with the SEC under the Investment Advisors Act of 1940 (the “Advisors Act”).

The Manager provides investment advisory services to the Fund pursuant to the Investment Advisory Agreement dated December 7, 2011, between the Trust and the Manager (the “Advisory Agreement”).  The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund.  In so doing, the Manager may retain a sub-advisor to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Advisory Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with an investment sub-advisor, to manage the investment operations of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Advisory Agreement obligates the Manager to monitor the sub-advisor’s compliance with the Fund’s investment objective, policies and restrictions.  Under the Advisory Agreement, the Trust will bear the expenses of conducting its business.  In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors, or employees of the Manager.

For its services to the Fund, the Manager is entitled to receive an annual fee of 1.00% of the Fund’s average daily net assets.  The Manager has contracted, through March 30, 2016, to waive its fees and/or pay Fund expenses so that the Fund’s annual net operating expenses (excluding any Rule 12b-1 fees, taxes, interest, brokerage fees, acquired fund fees and expenses, expenses incurred in connection with any merger, reorganization or proxy solicitation, litigation, and other extraordinary expenses) do not exceed 1.10%.  For the fiscal periods ended December 31, 2013 and November 30, 2014 (the Fund’s new fiscal year), the Fund paid the Manager $995,322 ($781,305 after fee waiver) and $1,044,157 ($862,382 after fee waiver), respectively, for its investment advisory services.

The executives of the Manager and their positions with the Trust are listed below.  The address of each person listed, as it relates to the person’s position with the Manager or the Trust, is 325 Chestnut Street, Suite 512, Philadelphia, PA 19106.

Name	Positions Held With the Manager	Positions Held With the Trust
David Jacovini	President	President, Treasurer and Trustee
Michael D. Gries	Chief Compliance Officer	Vice President, Chief Compliance Officer and Secretary

THE SUB-ADVISOR
McKinley is located at 3301 C Street, Suite 500, Anchorage, AK 99503 and is registered as an investment advisor with the SEC under the Advisors Act. Robert B. Gillam, a portfolio manager of the Fund, owns a majority of the voting securities of McKinley Capital Management, Inc., the sole owner of McKinley and is therefore a control person of McKinley. McKinley is an investment advisor to public and corporate plan sponsors, Taft-Hartley funds, foundations, endowments, public and private organizations, sub-advisory clients, registered investment companies, undertakings for collective investments in transferrable securities, and private investors. As of May 31, 2015, McKinley had assets under management totaling approximately $7.2 billion.

McKinley was approved by the Board to serve as a sub-advisor to the Fund at the Meeting. McKinley is not affiliated with the Manager, and McKinley discharges its responsibilities subject to the oversight and supervision of the Manager.  McKinley is compensated out of the fees that the Manager receives from the Fund.  There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Trust & Fiduciary by McKinley and the implementation of the Sub-advisory Agreement.  The fees paid by the Manager to McKinley depend upon the fee rates negotiated by the Manager.  In accordance with procedures adopted by the Board, McKinley may effect Fund portfolio transactions through an affiliated broker/dealer and the affiliated broker/dealer may receive brokerage commissions in connection therewith as permitted by applicable law. The Sub-advisory Agreement between McKinley and the Manager is dated July 13, 2015.

McKinley also serves as an investment advisor to the following registered investment company, which has an investment objective similar to the Fund’s investment objective:

Name of Fund	Net Assets	Advisory Fee (annually, as a % of average daily net assets)	Fee Waiver
McKinley Diversified Income Fund	$23.4 million*	0.80%	See note **

*      As of June 30, 2015.
**
As investment adviser to the fund, McKinley has contractually agreed waive its fees and reimburse certain expenses (excluding taxes, interest expense in connection with investment activities, portfolio transaction expenses, acquired fund fees and expenses and extraordinary expenses) to limit the total annual fund operating expenses of each share class of the fund. Under such expense limitation undertaking, $149,298 was waived by McKinley for the fiscal year of the fund ended November 30, 2014.

The names and principal occupations of the principal executive officers of McKinley and the McKinley portfolio management team primarily responsible for the Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with McKinley, is 3301 C Street, Suite 500, Anchorage, AK 99503:

Name	Position

Robert B. Gillam Robert A. Gillam, CFA	President and Chief Executive Officer Senior Vice President and Chief Investment Officer
Diane M. Wilke	Executive Vice President and Executive Management Officer
J. L. McCarrey, III	Senior Vice President, General Counsel, Chief Compliance Officer and Chief Operating Officer
Gregory F. O’Keefe	Vice President and Chief Financial Officer
Gregory S. Samorajski, CFA	Director of Investment and Portfolio Manager

Sheldon J. Lien Brandon S. Rinner	Portfolio Manager Portfolio Manager

THE SUB-ADVISORY AGREEMENT

The Sub-advisory Agreement was approved by the Board at the Meeting, which was called for the purpose of approving the Sub-advisory Agreement for an initial term of two years.  Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees, or the vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.  The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

The terms of the Sub-advisory Agreement, other than the rate of compensation paid by the Manager to McKinley, are substantially similar to the sub-advisory agreement between the Manager and Trust & Fiduciary, the Fund’s prior sub-advisor.

The Sub-advisory Agreement provides that McKinley, among other duties, will make all investment decisions for the Fund’s investment portfolio. McKinley, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of the Fund’s assets.

The Sub-advisory Agreement provides for McKinley to be compensated based on the average daily net assets of the Fund allocated to McKinley. McKinley is compensated from the fees that the Manager receives from the Fund.  McKinley generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Sub-advisory Agreement may be terminated without the payment of any penalty, by: (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund or the Manager at any time, on written notice to McKinley; or (ii) McKinley, on not less than sixty (60) days’ written notice to the Manager and the Trust.

THE MANAGER’S RECOMMENDATION AND
THE BOARD OF TRUSTEES’ CONSIDERATIONS

The Manager recommended the approval of the Sub-advisory Agreement between the Manager and McKinley. The Board considered and reviewed information about McKinley, including its personnel, operations, and financial condition, which had been provided by McKinley. The Board also reviewed material furnished by the Manager, including: analysis concerning the Manager’s proposal of McKinley; a description of McKinley’s proposed sub-advisory fees under the Sub-advisory Agreement, along with fees that McKinley charges similar accounts; information concerning McKinley’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to McKinley’s personnel, organization, and policies; copies of McKinley’s Form ADV; and a copy of the Sub-advisory Agreement.

In considering such information and materials, the Independent Trustees received assistance and advice from independent counsel.  While attention was given to all information furnished, the following discusses some primary factors relevant to the Board’s decision. This discussion of the information and factors considered by the Board (as well as the discussion above) is not intended to be exhaustive, but rather summarizes certain factors considered by the Board. In view of the wide variety of factors considered, the Board did not, unless otherwise noted, find it practicable to quantify or otherwise assignrelative weights to the following factors.  In addition, individual Trustees may have assigned different weights to various factors.

Nature, Extent, and Quality of Services. In considering the nature, extent, and quality of the services to be provided by McKinley, the Board specifically considered that the Sub-advisory Agreement contains substantially similar provisions to those in the prior Trust & Fiduciary sub-advisory agreement, except for the provisions relating to the fees. The Board reviewed materials provided by McKinley regarding the experience and qualifications of personnel who will be responsible for managing the Fund. The Board also placed weight on the past performance of a representative McKinley portfolio that utilized the investment process and parameters that would be employed by McKinley on behalf of the Fund. Based upon these considerations, the Board was satisfied with the nature and quality of the overall services to be provided by McKinley to the Fund and its shareholders and was confident in the abilities of McKinley to provide quality services to the Fund and its shareholders.

Investment Performance. The Board reviewed information on the past performance of McKinley over various time periods.  The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by McKinley under the Sub-advisory Agreement.

Comparative Expenses.  In considering the appropriateness of the sub-advisory fees to be charged by McKinley, the Board reviewed and considered the sub-advisory fees in light of the nature, extent and quality of the sub-advisory services to be provided by McKinley, as more fully described above. The Board noted that McKinley’s sub-advisory fees are paid by the Manager and are not additional fees borne by the Fund. The Board also noted that the sub-advisory fees to be paid by the Manager to McKinley were the product of arms-length negotiations between the Manager and McKinley, and the Board considered the allocation of the investment management fees charged to the Fund between the Manager and McKinley in light of the nature, extent and quality of the investment management services provided, and to be provided by, the Manager and McKinley. In particular, the Board was provided with a description of fees to be charged by McKinley under the Sub-advisory Agreement for the Fund, which showed them to be slightly higher than the sub-advisory fees charged by Trust & Fiduciary under its sub-advisory agreement at the Fund’s current amount of assets under management. The Board discussed the impact that the differences in fees would have on the Manager’s profitability. The Board also was provided with information showing that McKinley’s fees were competitive with those charged by McKinley to other comparable investment companies or accounts. The Board also noted that the management fee paid by the Fund to the Manager would stay the same at current asset levels. Based upon such facts, the Board believed that the fees to be charged by McKinley under the Sub-advisory Agreement were acceptable in relation to the services being provided.

Profitability and Economies of Scale.  Information about McKinley’s profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. The Trustees also considered whether there are any “fall out” or ancillary benefits that may accrue to McKinley as a result of its relationship with the Fund. Based on the information provided, the relative small size of the Fund, and its limited performance record, the Trustees concluded that there did not appear to be any significant benefits in this regard and believed it unlikely that meaningful economies of scale currently existed in the management of such Fund.

GENERAL INFORMATION

Distributor

Quasar Distributors, LLC (the “Distributor”), located at 615 E. Michigan St., Milwaukee, WI 53202, serves as the principal underwriter of the Trust’s shares under a Distribution Agreement (the “Distribution Agreement”). Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased directly by contacting the Distributor or the Trust. The Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and each state’s securities laws and is a member of the Financial Industry Regulatory Authority. The Board annually reviews fees paid to the Distributor.

Fund Accountant

U.S. Bancorp Fund Services, LLC (“USBank”) provides custody, fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund’s net asset value (“NAV”) and providing financial reporting information, regulatory compliance testing, and other related accounting services. For these services, the Fund pays USBank an asset-based fee, subject to certain fee minimums plus certain out-of-pocket expenses and transactional charges.  USBank has its principal office at 615 East Michigan Street, Milwaukee, Wisconsin 53202.

Custodian, Transfer Agent and Dividend Agent

U.S. Bank, N.A., Custody Operations, 1555 N. River Center Drive, Suite 302, Milwaukee, WI 53212, serves as custodian for the Fund’s cash and securities.  Pursuant to a Custodian Servicing Agreement with the Fund, it is responsible for maintaining the books and records of the Fund’s portfolio securities and cash.  USBank also acts as the Fund’s transfer and dividend agent.

Payments to Affiliated Brokers

           The Fund did not make any payments to an affiliated broker for the fiscal periods ended December 31, 2013 and November 30, 2014 (new fiscal year).

Shares Outstanding and Record of Beneficial Ownership

As of July 31, 2015, the Fund had 3,040,022 outstanding shares. Each share entitles the holder to one vote (and each fractional share is entitled to a proportionate fractional vote). As of the same date, each class of the Fund had the following outstanding shares: 2,769,598 (Class A) and 270,424 (Institutional).

As of July 31, 2015, the Fund was aware that the following persons or entities owned of record 5% or more of the outstanding shares of the Fund:

Shareholders Name and Address	Class	Percentage
Charles Schwab & Co Inc. 211 Main Street San Francisco, CA 94105-1905	A	79.11%
National Financial Services Corp. 200 Liberty Street New York, NY 10281-1003	A	8.97%
Mac & Co A/C SEPF8568072 P.O. Box 3198 525 William Penn Place Pittsburgh, PA 15230-3198	Institutional	99.90%

  As of July 31, 2015, the Trust’s Trustees and officers collectively owned less than 1% of the outstanding shares of the Trust (all series taken together).

Householding

Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary.  If you need additional copies of this Information Statement, please call the Fund at 1-877-386-3890.  If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please call the Fund at 1-877-386-3890.

Financial Information

Shareholders can obtain a copy of the Fund’s most recent annual and semi-annual reports, without charge, through the Fund’s Internet website (www.innovatorfunds.com) or by calling 1-877-386-3890.

ACADEMY FUNDS TRUST

INNOVATOR MCKINLEY INCOME FUND
(formerly, the Innovator Matrix Income® Fund)

325 Chestnut Street, Suite 512

Philadelphia, PA 19106

IMPORTANT NOTICE OF INTERNET AVAILABILITY

 OF INFORMATION STATEMENT

This notice provides only an overview of the more complete Information Statement that is available to you on the Internet relating to the Innovator McKinley Income Fund (the “Fund”), a series of Academy Funds Trust (the “Trust”).   We encourage you to access and review all of the important information contained in the Information Statement, available online at:  http://www.innovatorfunds.com/pdf/infostatement.pdf.

The Information Statement describes a recent change related to the Fund’s sub-advisory arrangement.  On July 8, 2015, the Board of Trustees of the Trust (the “Board”), on behalf of the Fund, approved the replacement of Trust & Fiduciary Management Services, Inc. with McKinley Capital Management, LLC (“McKinley”) as the sub-advisor of the Fund and a new sub-advisory agreement between Innovator Management LLC (“Innovator Management”) and McKinley, effective July 13, 2015.

The Fund is structured as a manager-of-managers fund.  Under an exemptive order from the U.S. Securities and Exchange Commission, Innovator Management is permitted to appoint and replace sub-advisors and enter into, amend and terminate sub-advisory agreements with sub-advisors without obtaining prior shareholder approval, but subject to the approval of the Board.

A more detailed description of McKinley and its investment operations, information about the new sub-advisory agreement with McKinley, and the reasons the Board appointed McKinley as the sub-advisor, is included in the Information Statement.

This Notice of Internet Availability of Information Statement is being mailed beginning on or about August 31, 2015, to shareholders of record of the Fund as of July 31, 2015.  To reduce Fund expenses, we try to identify related shareholders in a household and send only one copy of the Notice of Internet Availability of Information Statement. This process, called “householding,” will continue indefinitely unless you instruct us otherwise. If you do not want this document householded, or if you are receiving multiple copies and would rather receive just one copy for the household, please call the Fund at 1-877-386-3890.  The Information Statement will be available online until at least November 29, 2015.

  A paper or e-mail copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-877-386-3890.  If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.